Exhibit 10.1
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This First Amendment to Second Amended and Restated Credit Agreement (the “Amendment”), is made this 26th day of March 2020 among CROCS, INC., a Delaware corporation (“Crocs”), CROCS RETAIL, LLC, a Colorado limited liability company (“Crocs Retail”), JIBBITZ, LLC, a Colorado limited liability company (“Jibbitz”), COLORADO FOOTWEAR C.V., a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands and registered with the Dutch trade register under number 27302818 (“Colorado Footwear”), CROCS EUROPE B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch trade register under number 27276812 (“Crocs Europe”, together with Crocs, Crocs Retail, Jibbitz, Colorado Footwear and each Person joined to the Credit Agreement (as hereinafter defined) as a borrower from time to time, collectively referred to herein as, the “Borrowers” or “Borrower”), the Lenders (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), Swing Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).
BACKGROUND
        A. On July 26, 2019, Borrowers, Lenders, Joint Lead Arrangers (as defined in the Credit Agreement) and Administrative Agent entered into, inter alia, that certain Second Amended and Restated Credit Agreement (as same has been or may hereafter be amended, modified, renewed, extended, restated or supplemented from time to time, the “Credit Agreement”) to reflect certain financing arrangements among the parties thereto. The Credit Agreement and all other documents executed in connection therewith to the date hereof (including all of the Loan Documents) are collectively referred to as the “Existing Financing Agreements”. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
B. Borrowers have requested, and Administrative Agent and Lenders have agreed, to increase the Revolving Credit Commitments pursuant to Section 2.10 of the Credit Agreement and modify certain other terms and provisions of the Credit Agreement, in each case, on the terms and subject to the conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.  Amendments to Credit Agreement.
(a) Increase in Revolving Credit Commitments. Pursuant to Section 2.10 of the Credit Agreement Borrowers hereby request, and the current Lenders have agreed, to increase the Revolving Credit Commitments in an aggregate amount equal to $50,000,000. In furtherance thereof, on the Effective Date, (x) Schedule 1.1(B) to the Credit Agreement is amended and restated in its entirety and the Revolving Credit Commitment of each Lender is as set forth therein, and (y) the aggregate Revolving Credit Commitments of all Lenders shall equal $500,000,000. For the avoidance of doubt, the increase in the Revolving Credit Commitments pursuant to this Amendment shall decrease the amount by which the Aggregate Revolving Credit Commitments may be increased subsequent to the date hereof pursuant to Section 2.10.1(iii) from $150,000,000 to $100,000,000.
(b) Definitions – Applicable Margin. Upon the Effective Date (as defined below), the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is amended and restated as follows:
“Applicable Margin” - shall mean (a) from the First Amendment Date through and including the first Adjustment Date thereafter, (i) an amount equal to the margins set forth in Pricing Level II, and (b) effective as of the date on which the quarterly financial statements of the Loan Parties and related Compliance Certificate are required under Section 8.3.1 hereof are due to be delivered for the fiscal quarter ending March 31, 2020 and as of the date on which the quarterly financial statements of the Loan Parties and related Compliance Certificate are required under Section 8.3.1 hereof are due to be delivered for each fiscal quarter thereafer (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for Revolving Credit Loans and the Commitment Fee shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Leverage Ratio as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Pricing Level	Leverage Ratio	CommitmentFee	Applicable Margin for Base Rate and Swing Loans	Applicable margin for LIBOR Rate Loans
I	Less than 1.00 to 1.00	0.10%	0.25%	1.25%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.15%	0.375%	1.375%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	0.15%	0.50%	1.50%
IV	Greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00	0.20%	0.625%	1.625%

V	Greater than or equal to 2.75 to 1.00 but less than 3.00 to 1.00	0.20%	0.75%	1.75%
VI	Greater than or equal to 3.00 to 1.00	0.225%	0.875%	1.875%

        If the Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Section 8.3.1 hereof by the date required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the Applicable Margin will be adjusted based upon the Leverage Ratio reflected in such financial statements and the applicable Compliance Certificate. Any increase in interest rates payable by the Loan Parties under this Agreement and the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default and/or the effectiveness of the default rate provisions of Section 4.3 hereof.
        If, as a result of any restatement of, or other adjustment to, the financial statements of the Loan Parties or for any other reason, Administrative Agent determines that (a) the Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Leverage Ratio for any such period would have resulted in a different Applicable Margin for such period, then (i) if the proper calculation of the Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Administrative Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be retroactively increased by, and the Loan Parties shall be obligated to immediately pay to Administrative Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to remain unchanged, and Administrative Agent and Lenders shall have no obligation to repay interest to the Loan Parties; provided, that, if as a result of any restatement or other event or other determination by Administrative Agent a proper calculation of the Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Loan Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
(c) Definitions – Base Rate. Upon the Effective Date (as defined below, the definition of “Base Rate” in Section 1.1 of the Credit Agreement is amended and restated as follows:
“Base Rate” - shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Effective Federal Funds Rate, plus 0.25%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%), so long as Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Interest on the Base Rate borrowings is calculated on a 365 or 366 day basis, as the case may be, and actual days elapsed and is payable quarterly in arrears.
(d) Definitions – Consolidated EBITDA. Upon the Effective Date (as defined below), the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is amended and restated as follows:
Consolidated EBITDA - shall mean for any fiscal period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding, in each case to the extent incurred or charged during the applicable period: (x) one-time charges including impairments with the consent of Administrative Agent in the aggregate not to exceed $25,000,000 for any trailing twelve month period ending of which up to $10,000,000 may be cash-charges and (y) charges with respect to the donation of inventory to the healthcare industry during the fiscal quarters ending March 31, 2020 and June 30, 2020 in an aggregate amount not to exceed $10,000,000), plus (ii) Consolidated Interest Expense, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) non-cash share based compensation expenses, plus (vii) foreign currency transaction losses (net of any foreign currency transaction gains) for such period.
(e) Definitions – LIBOR Rate. Upon the Effective Date (as defined below), the last sentence of the first paragraph of the definition of “LIBOR Rate” in Section 1.1 of the Credit Agreement is amended and restated as follows:
Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than three quarters of one percent (0.75%), such rate shall be deemed to be three quarters of one percent (0.75%) for purposes of this Agreement.

(f) Definitions – Permitted Specific Transaction. Upon the Effective Date (as defined below), the definition of “Permitted Specific Transaction” in Section 1.1 of the Credit Agreement is amended and restated as follows:
“Permitted Specified Transaction” shall mean a Permitted Acquisition with a Total Cost (as defined below) of greater than or equal to $100,000,000. For purposes hereof: “Total Cost” shall mean cash or equity consideration plus the value of any other stock or assets transferred, plus assumed Indebtedness less cash acquired plus all earn out payments, all deferred payments and direct transaction related costs.
(g) Definitions – Swing Loan Commitment. Upon the Effective Date (as defined below), the definition of “Swing Loan Commitment” shall be amended and restated as follows:
“Swing Loan Commitment” shall mean Swing Loan Lender’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $50,000,000
(h) Definitions – New Definitions. Upon the Effective Date (as defined below), Section 1.1 of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:
“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrowers (a) after giving due consideration to (i) any selection or recommendation of a spread adjustment or method for calculating or determining such spread adjustment for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment or method for calculating or determining such spread adjustment for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) after reflecting adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield-

or risk-based differences between the LIBOR Rate and the Benchmark Replacement.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate:
(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(2)  in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(2) a public statement or publication of information by a governmental body having jurisdiction over Administrative Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the

LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a governmental body having jurisdiction over Administrative Agent announcing that the LIBOR Rate is no longer representative.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with this Section 4.1.1. and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to this Section 4.1.1.
“Early Opt-in Event” shall mean a determination by Administrative Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 4.1.1, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.
“First Amendment Date” shall mean March 26, 2020.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto
(i) Issuance of Letters of Credit. Upon the Effective Date (as defined below), the last sentence of Section 2.8.1(i) is amended and restated in its entirety as follows:
Notwithstanding anything to the contrary contained in this Section or this Agreement, (x) no Issuing Lender shall have an obligation to issue a Letter of Credit if the issuance thereof would violate one or more policies of such Issuing Lender applicable to Letters of Credit generally, and (y) HSBC Bank USA, N.A.’s commitment to issue Letters of Credit as an Issuing Lender is limited to an aggregate amount of $2,200,000 (whether drawn or undrawn); provided however that such limitation does not limit HSBC Bank USA, N.A.’s obligation to purchase participations in Letters of Credit pursuant to Section 2.8.3 hereof.

(j) LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available. Upon the Effective Date (as defined below), Section 4.4.1 of the Credit Agreement is amended and restated in its entirety as follows:
        4.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate,
(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], or
(iii) Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, Administrative Agent and Borrowers may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after Administrative Agent has provided such proposed amendment to all Lenders, so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement is effective, each Loan and each conversion and renewal of a Loan bearing interest at the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest at the LIBOR Rate Option that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Loan bearing interest at the Base Rate Option, (ii) all outstanding Loans at the LIBOR Rate Option shall automatically be converted to the Base Rate Option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected LIBOR Rate Option Loan) and (iii) the component of the Base Rate based upon the Daily LIBOR Rate will not be used in any determination of the Base Rate.
        (A) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Loan Documents, any amendments to this Agreement implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
        (C) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrowers and the Lenders of: (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any

Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 4.1.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.1.1.
(k) Dividends and Related Distributions. Upon the Effective Date (as defined below), Section 8.2.5(iii) of the Credit Agreement is amended and restated in its entirety as follows:
(iii) commencing with the fiscal quarter ending September 30, 2020, dividends, purchases, redemptions or retirements of Equity Interests of any Loan Party so long as (x) with respect to the fiscal quarter ending September 30, 2020, the aggregate amount of such dividends, purchases, redemptions or retirements does not exceed $25,000,000, and (y) at the time of, and after giving pro forma effect to such dividend, purchase, redemption or retirement of Equity Interests (including any incurrence of Indebtedness in connection therewith) the Leverage Ratio (calculated on a Pro Forma Basis) would be (i) with respect to the fiscal quarter ending September 30, 2020, 1.50 less than the maximum Leverage Ratio permitted pursuant to Section 8.2.15 for such fiscal quarter, and (ii) with respect to any fiscal quarter thereafter, 0.25 less than the maximum Leverage Ratio permitted pursuant to Section 8.2.15 for the fiscal quarter in which such Restricted Payment is made (after giving effect to any increase in the maximum Leverage Ratio permitted pursuant to Section 8.2.15 as a result of any Permitted Specified Transaction);
(l) Donation of Inventory. Upon the Effective Date (as defined below), Section 8.2.7 of the Credit Agreement is amended to add the following clause (viii) to the end of Section 8.2.7:
(viii) the donation of inventory to the healthcare industry during the fiscal quarters  ending March 31, 2020 and June 30, 2020 in an aggregate amount not to exceed  $10,000,000.
(m) Maximum Leverage Ratio. Upon the Effective Date (as defined below), Section 8.2.15 of the Credit Agreement is amended and restated in its entirety as follows:
8.2.15 Maximum Leverage Ratio. Cause to be maintained as of the last day of each fiscal quarter, a Leverage Ratio of the Loan Parties of not more than the ratio set forth below opposite the applicable measurement date:

Measurement Date	Maximum Leverage Ratio
Fiscal quarter ending September 30, 2019 through and including the fiscal quarter ending March 31, 2020	3.50 to 1.00
Fiscal quarter ending June 30, 2020 and the fiscal quarter ending September 30, 2020	4.00 to 1.00
Fiscal quarter ending December 31, 2020 through and including the fiscal quarter ending December 31, 2021	3.50 to 1.00
Fiscal quarter ending March 31, 2022 and each fiscal quarter thereafter	3.25 to 1.00

Notwithstanding the foregoing, for any fiscal quarter in which a Permitted Specified Transaction occurs (and for the subsequent three fiscal quarters), the maximum Leverage Ratio requirement may be increased to 4.00 to 1.00 at the election of the Loan Parties, and thereafter reduced back to the Leverage Ratio that would have been in effect had such Permitted Specified Transaction not been consummated; provided that the Leverage Ratio may not be increased at the election of the Loan Parties or otherwise as a result of a Permitted Specified Transaction more than once during the term of the Credit Facility (the “Leverage Covenant Step-Up Period”).
(n) Annual Budget. Upon the Effective Date (as defined below), Section 8.3.4.6(i) of the Credit Agreement is amended and restated in its entirety as follows:
        (i) Annual Budget. The annual budget and any forecasts or projections of the Borrowers, to be supplied not later than seventy-five (75) days after the commencement of the fiscal year to which any of the foregoing may be applicable.
(o) Schedule 6.1.2. – Subsidiaries and Owners; Investment Companies. Administrative Agent and the Lenders acknowledge and agree that Schedule 6.1.2 attached hereto as Exhibit A amends and restates any prior Schedule 6.1.2 delivered to the Agent and Lenders by the Loan Parties.
Section 2. Crocs Bermuda Ltd. and Crocs S.R.L. (Argentina).
(a) Notwithstanding anything to the contrary contained in the Credit Agreement or the Existing Financing Agreements, including, without limitation, Section 8.1.8 or Section 8.2.9 of the Credit Agreement, Agent and Lenders hereby agree that so long as Crocs Bermuda Ltd., a Subsidiary of Crocs formed on or around December 19, 2019 in the Islands of Bermuda (“Crocs Bermuda”), does not own any material assets (other than Equity Interests of Western Brands Netherlands Holding C.V. and Western Brands Holdings Company LLC), Crocs Bermuda shall not be required to be a Borrower, Guarantor or Loan Party and Administrative Agent and Lenders shall not have or take any Lien on any property or assets of Crocs Bermuda (including its Equity Interests issued to Crocs and any Equity Interests it holds in Subsidiaries).

(b) Notwithstanding anything to the contrary contained in the Credit Agreement or the Loan Documents, Agent and Lenders hereby agree that neither Crocs S.R.L., an Argentinian entity, nor any Loan Party shall be required to take any action in Argentina or under Argentinian law to perfect, record or evidence any Lien on the Equity Interests issued by Crocs S.R.L.
Section 3. Conditions Precedent. This Amendment shall be effective upon (the “Effective Date”):
(a)  Administrative Agent’s receipt of the following:
(i) this Amendment fully executed by the Borrowers, Administrative Agent and Required Lenders;
(ii) Revolving Credit Notes in favor of each Lender evidencing the increase of the Revolving Credit Commitments set forth herein;
(iii) That certain fee letter dated as of the date hereof fully executed by the Borrowers and Administrative Agent (together with receipt of all fees set forth therein);
(iv) certifications of Borrowers’ corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties; and
(v) such other documents as Agent or special counsel to Agent may reasonably request; and
(b) Administrative Agent shall have received (x) an existing commitment fee in the amount of $337,500 to be allocated to each Lender (who agrees to increase its Revolving Credit Commitment pro rata with the other Lenders) pro rata based on the amount of such Lender’s existing Revolving Credit Commitment, and (y) an increased commitment fee in the amount of $100,000, to be allocated to each Lender pro rata based on the amount of the increase of such Lender’s Revolving Credit Commitment pursuant to this Amendment, which fees shall be fully earned and non-refundable upon execution of this Amendment by the Lenders; and
(c) No Default or Event of Default shall have occurred and be continuing.
Section 4. Post Closing Covenants.
(a) Within thirty (30) days of the date hereof (or such later date agreed to by Agent in its Permitted Discretion), Borrowers shall deliver Amendments to the Pledge Agreement from Crocs and any other Pledge Agreements necessary due to any restructuring of Subsidiaries of Crocs.
(b) Within thirty (30) days of the date hereof (or such later date agreed to by Agent in its Permitted Discretion), Borrowers shall deliver deposit account control agreements (or similar agreements under applicable Law) with respect to any deposit accounts of the Borrowers listed on Schedule A to the Security Agreement and any deposit accounts of Borrowers opened up subsequent to the Closing Date (in each case excluding any payroll accounts). For the avoidance of doubt, any covenant to deliver deposit account control agreements with respect to deposit accounts prior to the date hereof shall be deemed modified and supplemented by this Section 4(b) and no Potential Default or Event of Default shall be deemed to be continuing as a result of failing to deliver such deposit account control agreements prior to the date hereof.
Section 5. Representations and Warranties. Each Borrower:
(a) reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);
(b) reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until Payment in Full of the Obligations;
(c) represents and warrants to the Administrative Agent and the Lenders that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;
(d) represents and warrants to the Administrative Agent and the Lenders that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(e) represents and warrants to the Administrative Agent and the Lenders that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
Section 6.  General Provisions.
(a) Payment of Expenses. Borrowers shall pay or reimburse Administrative Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto in accordance with Section 11.4.1 of the Credit Agreement.
(b) Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the other Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

(c) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(d) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(e) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(f) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.
(g) Loan Documents. This Amendment is a “Loan Document” as defined in and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.
(h) Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.
Section 7. Existing Revolving Credit Notes. Administrative Agent and Lenders shall, upon request from Borrowers, return the existing Revolving Credit Notes to Borrower or provide Borrower with a receipt of an affidavit of an officer of the Administrative Agent or applicable Lender and an indemnity related thereto as to the loss, theft, destruction or mutilation of such Revolving Credit Note in each case as reasonably acceptable to Borrowers.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS: CROCS, INC. By: /s/ Anne Mehlman__________________ Name: Anne Mehlman Title: Executive Vice President and Chief Financial Officer

CROCS RETAIL, LLC By: /s/ Anne Mehlman__________________ Name: Anne Mehlman Title: Chief Financial Officer

JIBBITZ, LLC By: /s/ Anne Mehlman__________________ Name: Anne Mehlman Title: Manager
COLORADO FOOTWEAR C.V. By: Crocs General Partner, LLC, as General Partner of Colorado Footwear C.V. By: /s/ Anne Mehlman__________________ Name: Anne Mehlman Title: Chief Financial Officer

CROCS EUROPE B.V. By: /s/ Trevin Abraham David____________ Name: Trevin Abraham David Title: Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO 2ND A&R CREDIT AGREEMENT]

GUARANTORS:
WESTERN BRANDS HOLDING COMPANY, LLC

By: /s/ Anne Mehlman__________________
Name: Anne Mehlman
Title: Chief Financial Officer

WESTERN BRANDS NETHERLANDS HOLDING C.V.

By: Western Brands Holding Company, LLC, as General Partner of Western Brands Netherlands Holding C.V.

By: /s/ Anne Mehlman__________________
Name: Anne Mehlman
Title: Chief Financial Officer

CROCS GENERAL PARTNER, LLC

By: /s/ Anne Mehlman__________________
Name: Anne Mehlman
Title: Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO 2ND A&R CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:
PNC BANK, NATIONAL ASSOCIATION, as Lender and as Administrative Agent

By: /s/ Steve C. Roberts_________________
Name: Steve C. Roberts
Title: Senior Vice President

HSBC BANK USA, N.A., as Lender

By: /s/ Kevin Toda_____________________
Name: Kevin Toda
Title: SVP

KEYBANK NATIONAL ASSOCIATION, as Lender

By: /s/ Marianne T. Meil ________________
Name: Marianne T. Meil
Title: Senior Vice President

CITIBANK, N.A., as Lender

By: /s/ Jonathan C. Eng_________________
Name: Jonathan C. Eng
Title: Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO 2ND A&R CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender

By: /s/ John Sletten____________________
Name: John Sletten
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Cameron Doell__________________
Name: Cameron Doell
Title: Vice President

GOLDMAN SACHS BANK USA, as Lender

By: /s/ Annie Carr_____________________
Name: Annie Carr
Title: Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO 2ND A&R CREDIT AGREEMENT]

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Commitment	Ratable Share
PNC Bank, National Association 350 South Grand Avenue Suite 3850 Los Angeles, CA 90071 Attention: Steve Roberts Telephone: 626-432-6128 Facsimile: 626-432-4589	$120,000,000	$120,000,000	24.0%
KeyBank National Association Commercial Banking 1675 Broadway, Suite 300 Denver, CO 80202 Attention: Dru Steinly-Chiesa Facsimile: 720-904-4515 Telephone: 720-904-4509	$80,000,000	$80,000,000	16.0%
Citibank, N.A. 6400 Las Colinas Blvd Irving, TX 75039 Attention: Tracye Zimmerman Telephone: 469-220-3409 Facsimile: 866-634-5642	$80,000,000	$80,000,000	16.0%
Bank of America, N.A. Bank of America ATTN: John Sletten 370 17th St Suite 5195 Denver, CO 80202	$80,000,000	$80,000,000	16.0%

HSBC Bank USA, N.A. 725 S. Figueroa St, Suite 2300 Los Angeles, CA 90017 Attention: Facsimile: Telephone:	$55,000,000	$55,000,000	11.0%
U.S. Bank National Association Commercial Banking 950 17th Street Floor 12 Denver, CO 80202 Attn: Cameron Doell Telephone 303-585-4677 Facsimile 303-585-6949	$55,000,000	$55,000,000	11.0%
Goldman Sachs Bank USA 2001 Ross Ave, 29th Floor Dallas, TX 75201 Email: gs-sbd-admin-contacts@ny.email.gs.com Tel: (212) 902-1099 Fax: (917) 977-3966	$30,000,000	$30,000,000	6.0%
Total	$500,000,000	$500,000,000	100%